UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

January 28, 2009

Date of Report (Date of earliest event reported)

Heritage Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	0-11255	54-1234322
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Granby Street, Norfolk, Virginia 23510

(Address of principal executive offices, including zip code)

757-648-1600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(b) On January 28, 2009, Howard M. Webb announced his retirement from the Board of Directors of Heritage Bankshares, Inc. (the “Company”), and the Company’s wholly-owned subsidiary Heritage Bank (the “Bank”), effective January 31, 2009.

(d) On January 28, 2009, the Board of Directors of the Company elected Donald E. Perry to the Board to fill the vacancy created by Mr. Webb’s retirement. Mr. Perry was also elected to the Board of Directors of the Bank.

Mr. Perry was recommended by the Company’s Nominating Committee after completion of the evaluation process set forth in the Nominating Committee’s charter. Mr. Perry’s election will be effective once he has qualified under applicable Virginia law, which requires, among other things, that all directors own a certain amount of the capital stock of the Company. Mr. Perry is not a party to any arrangement or understanding with any other person pursuant to which he was selected for membership on the Company’s Board of Directors.

Mr. Perry has not been appointed to serve on any committee of the Board of Directors at this time. Except for loan transactions made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the same time for comparable loans to unrelated persons and not involving more than the normal risk of collectibility or presenting other unfavorable features, Mr. Perry is not a party to any relationship with the Company required to be reported under Item 404(a) of Regulation S-K.

Item 8.01. OTHER EVENTS

On January 29, 2009, the Company announced that it had received preliminary approval for a $5.7 million investment from the U.S. Treasury Department under the TARP Capital Purchase Program.

The Company also announced that on January 28, 2009 its Board of Directors declared a dividend on the Company’s common stock in the amount of $0.06 per share, payable on February 20, 2009 to shareholders of record on February 9, 2009.

The information contained in the press release attached as Exhibit 99.1 under Item 9.01 to this Form 8-K is incorporated by reference herein.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

99.1  Press Release issued by Heritage Bankshares, Inc. on January 29, 2009.

SIGNATURE

Heritage Bankshares, Inc.
(Registrant)
January 29, 2009

/s/ Michael S. Ives
Michael S. Ives
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press Release issued by Heritage Bankshares, Inc. on January 29, 2009